Exhibit 10.1

Execution Version

MARIANO COSTAMAGNA

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered into between Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”), MTM S.r.L. (“MTM”, a subsidiary of the Company), and Mariano Costamagna, a resident of the Republic of Italy (“Mr. Costamagna”), as of April 24, 2015 (the “Effective Date”).

The parties hereto agree as follows:

1.
Retirement.  Effective December 31, 2015, the (“Retirement Date”) Mr. Costamagna hereby resigns as the Company’s Chief Executive Officer and, relinquishes all executive authority with regard to MTM, and resigns from all positions as a director, officer, executive, or employee of all subsidiaries of the Company.  Notwithstanding the foregoing, Mr. Costamagna shall continue as a director of  MTM (without any executive authority) and a director of the Company.

2.
Executive Position and Succession Planning.  From the Effective Date through the Retirement Date, Mr. Costamagna’s responsibilities and duties as Chief Executive Officer of the Company shall continue.  Mr. Costamagna agrees that the Board of Directors of the Company shall commence a search for his successor as Chief Executive Officer of the Company and commence a process to determine who shall succeed him as Chief Executive Officer of MTM with full executive authority.  Mr. Costamagna agrees to support and mentor the person or persons who will assume his duties as Chief Executive Officer of each of the Company and MTM, and shall cooperate in communicating all necessary information to such person or persons in connection with the transition of duties.  Mr. Costamagna also understands and agrees that in the meanwhile the Board of Directors of the Company intends to appoint a Chief Operating Officer for the Company and who will also fill an equivalent role at MTM.  The Chief Operating Officer will oversee the operations of the Company, MTM,  other members of the Company Group (as defined below), as well as taking a leadership role in implementing the restructuring plan adopted by the Board of Directors of the Company.  Mr. Costamagna agrees to work with and support the Chief Operating Officer.

3.
Continued Directorships.  Following the Retirement Date, Mr. Costamagna shall remain a member of the Board of Directors of the Company and MTM and so long as he serves in these positions, Mr. Costamagna will be compensated by the Company as a non-management director of the Company and will receive from MTM compensation, if any, equal to the compensation of other Company directors who also serve on the MTM Board of Directors.

4.
Compensation. Until the Retirement Date, Mr. Costamagna will continue to be paid his current annual base salary and remain eligible for consideration for a bonus, as well as any other compensation or benefits to which he may be entitled as Chief Executive Officer (CEO) of the Company.

5.
Retirement Benefit.  In addition to his compensation, (i) the Company shall award Mr. Costamagna promptly following the execution of this Agreement 100,000 shares of Company restricted stock or restricted stock units, which will vest, subject to compliance with the provisions of Sections 6, 7 and 8 below, on December 31, 2016 and (ii) MTM will pay Mr. Costamagna a lump sum cash amount of €450,000 on December 31, 2015 (collectively the “Retirement Benefit”), in each case less any applicable US and Italian tax withholdings.  As long as Mr. Costamagna remains a director of the Company or MTM, he shall continue to have the use of the Company car, cell phone and computer under the same arrangements as currently exist. .

6.
Confidential Information.  It is understood and agreed that during Mr. Costamagna’s employment by the Company and thereafter, Mr. Costamagna shall keep secret and retain in strictest confidence, and, except to the extent required to be disclosed by applicable law or court order, shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any confidential information, including trade secrets and intellectual property, of the Company, its lead entities MTM and IMPCO Technologies, Inc. and any of their subsidiaries (collectively, the “Company Group”).

7.
Non-Solicitation.  During the Restricted Period (as defined below), Mr. Costamagna agrees that he shall not, directly or indirectly, on behalf of himself, any entity he controls in whole or in part, or any other person or entity, (a) solicit for employment or hire any employee of the Company Group or (b) interfere with the relationship between any member of the Company Group and any of their customers, distributors, vendors, or suppliers.  An employee, shall be covered by this Section while so employed and for a period of six (6) months thereafter.  Notwithstanding the foregoing, the provisions of this Section shall not be violated by general advertising or solicitation not specifically targeted at any member of the Company Group. For purposes of this Agreement, the Restricted Period means the period (i) during which Mr. Costamagna continues as the Company’s CEO and/or continues to serve as a director of the Company or MTM and continuing thereafter (ii) for the longer of (x) 12 months after his ceasing to be CEO of the Company and (y) 6 months after his ceasing to be a director of both the Company and MTM.

8.	Non-Competition.

Mr. Costamagna acknowledges that during his employment and service as a director with the Company and MTM, (a) Mr. Costamagna has had and will continue to have access to trade secrets and other confidential information of the Company Group and their businesses, suppliers, distributors and customers, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group; (b) in the event of Mr. Costamagna’s employment by or association with a competitor during the Restricted Period, Mr. Costamagna would inevitably use or disclose such trade secrets and confidential information; (c) the members of the Company Group have substantial relationships with their distributors and customers and Mr. Costamagna has had and will continue to have access to these distributors and customers; and (d) Mr. Costamagna has generated and will continue to generate goodwill for the Company Group in the course of Mr. Costamagna’s employment with the Company.

Mr. Costamagna agrees that the following restrictions on Mr. Costamagna’s activities during and after his employment and service as a director are necessary, appropriate and reasonable to protect the goodwill, confidential information and other legitimate interests of the Company Group from unfair and inappropriate competition:

(i)           During the Restricted Period, Mr. Costamagna will not, directly or indirectly, engage or participate, as an employee, officer, consultant or stockholder, or render any direct or indirect service or assistance, to any person or entity, whether with or without compensation, engaged in any business that the Company Group conducts or is developing, as of the date Mr. Costamagna ceases to be the Chief Executive Officer of the Company, and if later, a director of the Company and MTM (the “Competing Business”), and which is located in or selling into the geographic area consisting of Europe, North America, South America, Turkey and India, locations in which the Company Group currently conducts business (the “Non-Competition Area”), and Mr. Costamagna will not permit his name to be used by any enterprise engaging in or participating in any Competing Business business in the Non-Competition Area; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded company shall not by itself be deemed to be a violation of this provision and the ownership of less than 25% of the stock in a private company shall not by itself be deemed a violation of this provision; provided further, that after the later of (i) the Retirement Date or (ii) 6 months after Mr. Costamagna ceases to be a director of the Company and MTM, the Non-Competition Area shall be Italy and any country which shares a border with Italy. Provided further, that the maximum period of five years provided by Italian law for non-competition covenants shall not be exceeded.

(ii)           In signing this Agreement, Mr. Costamagna gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under Sections 6, 7 and 8. Mr. Costamagna agrees that the restraints contained in this Agreement, including the restraints in this Section, are necessary for the reasonable and proper protection of the Company Group and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Mr. Costamagna from obtaining other suitable employment during the period in which he is bound by the restraints.  Mr. Costamagna acknowledges (i) that each of these covenants has a unique, very substantial and immeasurable value to the Company Group (ii) that Mr. Costamagna has sufficient assets and skills to provide a livelihood while such covenants remain in force, and (iii) that, as a result of the foregoing, in the event that Mr. Costamagna breaches such covenants, monetary damages would be an insufficient remedy for the Company Group and equitable enforcement of the covenant would be proper.  Mr. Costamagna therefore agrees that the Company, and MTM, in addition to any other remedies available to them, will be entitled to preliminary and permanent injunctive relief against any breach by Mr. Costamagna of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.  Mr. Costamagna, the Company and MTM further agree that, in the event that any provision of this Section, or Section 6 or 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  Mr. Costamagna further covenants that he will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section or Sections 6 and 7.  It is also agreed that the Company and MTM will have the right to enforce all of the obligations under this Agreement, including without limitation pursuant to this Section, to the extent such enforcement is permitted by law.

(iii)           As consideration for the non-competition and non-solicitation covenants contained in this Agreement, Mr. Costamagna is awarded 100,000 shares of restricted stock or restricted stock units, that has been included in the Retirement Benefit specified in Section 5 above and the value of 100,000 shares of stock in the Company as of the date of this Agreement, is €1,020,000 and such amount is the liquidated damages that the parties have agreed to in case of breach by Mr. Costamagna of any such non-competition and/or non-solicitation covenants hereunder, without prejudice to any other remedies available to the Company and MTM.

9.
Reservation of Authority.  Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company, in its discretion, retains the right to appoint and terminate officers of the Company and directors and officers of its subsidiaries, including without limitation, MTM.

10.
Other Events.  Prior to the Retirement Date, Mr. Costamagna’s position as the Company’s CEO, as well as a director or officer of MTM and any other member of the Company Group shall be terminated upon the occurrence of the following events (each a “Termination Event”):

(i)              Immediately upon the death of Mr. Costamagna;

(ii)              If Mr. Costamagna shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a consecutive period of three (3) months, upon the Board of Directors of the Company or MTM giving Mr. Costamagna not less than thirty (30) days’ written notice (“Disability”);

(iii)              Mr. Costamagna’s resignation as Chief Executive Officer of the Company prior to the Retirement Date; provided that in such case Mr. Costamagna shall remain a director of MTM but he shall by the resignation also relinquish all executive authority with regard to MTM;

(iv)              By the Company for “Cause,” which shall mean (a) grossly negligent or wrongful conduct by Mr. Costamagna, which, in the reasonable and good faith judgment of the Board of Directors of the Company (by a vote of  two-thirds or more of all Company directors) adversely affects the material interests of the Company or MTM; or (b) any act or omission of Mr. Costamagna which is a material breach of this Agreement and is not remedied within ten (10) business days after written notice from the Board of Directors of the Company or MTM stating that failure to remedy such conduct will result in termination for Cause.

If a Termination Event shall occur, the Company and the Company Group shall not be obligated to continue Mr. Costamagna’s compensation under Section 4.  If the Termination Event shall occur for “Cause,” the Company and MTM shall not be required to pay the Retirement Benefit under Section 5, except as may be necessary to enforce the restrictions under Section 7 or 8.

11.
Miscellaneous.  This Agreement is the joint and several obligation of the Company and MTM.  The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New York insofar as the provisions  are obligations and benefit the Company and the laws of Italy insofar as the provisions are obligations of and benefit MTM.  The amendment, modification, or termination of this Agreement may be made only in a writing executed by all of the parties hereto, and no amendment, modification, or termination of this Agreement shall be effective unless and until made in such a writing.  This Agreement shall be binding upon the Company and MTM and the successor to the Company or MTM by merger or consolidation and shall inure to the benefit of any and all successor(s) to the Company, MTM and their subsidiaries (whether the succession occurs by merger or consolidation or the purchase of a material portion of the assets of either the Company or MTM).  This Agreement is personal to Mr. Costamagna and Mr. Costamagna may not assign any of his rights or duties hereunder.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, this Retirement Agreement has been duly executed by authorized representatives of the Company and MTM and by Mr. Costamagna as of the date first written above.

ACKNOWLEDGED:		FUEL SYSTEMS SOLUTIONS, INC.

By:	/s/ Ronald H. Janis	By:	/s/ Troy A. Clarke
Name: Ronald H. Janis		Name: Troy A. Clarke
Title: Acting Secretary		Title: Chairman, Compensation Committee

ACKNOWLEDGED:		MTM S.R.L.

By:	/s/ Colin Johnston	By:	/s/ Aldo Zanvercelli
Name: Colin Johnston		Name: Aldo Zanvercelli
Title: Director, Fuel Systems Solutions, Inc.		Title: Director

ACKNOWLEDGED:		MARIANO COSTAMAGNA

By:	/s/ Marco Di Toro	/s/ Mariano Costamagna
Name: Marco Di Toro		Mariano Costamagna (Signature)
Title: Director, Fuel Systems Solutions, Inc.